SUBSIDIARIES OF THE REGISTRANT

Name

Jurisdiction of organization

Trade name, if different

Jufeel Holdings Co., Ltd.

British Virgin Islands

Ivan International Biology Limited

Hong Kong

Kaifeng Ivan King Biotechnology Co., Ltd.

China

The following entities are not legal subsidiaries, but the Registrant has control over their activities pursuant to VIE agreements. All are Chinese corporations and none utilizes any trade name:

Kaifeng Jufeel Biotechnology Co. Ltd.

Changzhou Jufeel PMAS Aloe Biotechnology Co., Ltd.

Hainan ZhongChen Biologic Engineering Co., Ltd.

Wuxi PMAS Life Technology Co., Ltd.

Suzhou Yihuotong